DETACH PROXY CARD HERE IF YOU ARE VOTING BY MAIL AND RETURN IN ENCLOSED ENVELOPE

STAR GAS PARTNERS, L.P.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF OUR GENERAL PARTNER

P R O X Y	The undersigned, whose signature appears on the reverse, hereby appoints William P. Nicoletti, Joseph P. Cavanaugh and Richard F. Ambury and each of them, proxies with full power of substitution for and in the name of the undersigned to vote all the common units, senior subordinated units and junior subordinated units of Star Gas Partners, L.P. (“Star Gas Partners”) which the undersigned would be entitled to vote if personally present at the Special Meeting to be held on March 17, 2006, and at any and all adjournments or postponements thereof, on all matters that may properly come before the meeting.
Your units will be voted as directed on this card. If this card is signed and no direction is given for any proposal, it will be voted in favor of the proposal.

To vote by telephone or Internet, please see the reverse of this card. To vote by mail, please sign and date this card on the reverse, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope.

If you have any comments or a change of address, mark the appropriate box on the reverse side and use the following space:
YOUR VOTE IS IMPORTANT. BY RETURNING YOUR VOTING INSTRUCTIONS PROMPTLY, YOU CAN AVOID THE INCONVENIENCE OF RECEIVING FOLLOW-UP MAILINGS AND HELP STAR GAS PARTNERS AVOID ADDITIONAL EXPENSES.

(Continued, and to be marked, signed and dated on reverse side)

SEE REVERSE SIDE	SEE REVERSE SIDE

THERE ARE THREE WAYS TO SUBMIT YOUR PROXY

TELEPHONE PROXY	INTERNET PROXY	PROXY BY MAIL

This method of submitting a proxy is available for residents of the U.S., Puerto Rico and Canada. On a touch tone telephone, call TOLL FREE 1-877-381-4023, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern Standard Time on March 16, 2006.	Visit the Internet voting Web site at http://proxy.georgeson.com. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern Standard Time on March 16, 2006.	Simply sign and date your proxy card and return it in the postage-paid envelope to Georgeson Shareholder Communications, Wall Street Station, P.O. Box 1100, New York, NY 10269-0646. If you are submitting your proxy by telephone or the Internet, please do not mail your proxy card.

DETACH PROXY CARD HERE IF YOU ARE VOTING BY MAIL AND RETURN IN ENCLOSED ENVELOPE

☒	Please mark
votes as in
this example.

The Board of Directors of Star Gas LLC, our general partner, unanimously recommends a vote FOR the following proposals:

	Proposal 1. Approval of the issuance of: 7,500,000 new common units at a purchase price of $2.00 per unit to Kestrel Heat, LLC (“Kestrel Heat”) and KM2, LLC, wholly owned subsidiaries of Kestrel Energy Partners, LLC, pursuant to the unit purchase agreement dated as of December 5, 2005; 17,500,000 new common units in an offering of non-transferable rights to our common unitholders at an exercise price of $2.00 per unit;13,433,962 (subject to adjustment based on rounding) new common units upon the conversion by certain holders of Star Gas Partners’ 10.25% senior notes due 2013 of approximately $26.9 million in principal amount of senior notes at a conversion price of $2.00 per unit; and 3,737,346 new common units upon the conversion of each outstanding senior subordinated unit and each outstanding junior subordinated unit into one common unit pursuant to the second amended and restated agreement of limited partnership.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	Proposal 2. Approval of the election of Kestrel Heat as successor general partner upon the withdrawal of Star Gas.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	Proposal 3. The adoption of a second amended and restated agreement of limited partnership of Star Gas Partners, that will, among other matters, reflect the election of Kestrel Heat as successor general partner upon the withdrawal of Star Gas and revise the terms and distributions of our partnership securities as described in the proxy statement, including the conversion of each outstanding senior subordinated unit and junior subordinated unit into one common unit.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The named proxies are authorized to vote in their discretion on such other matters as may properly come before the special meeting or any adjournment or postponement thereof, including a proposal to adjourn the meeting for the purpose of continuing the solicitation of proxies.

Please mark box if you have comments or an address change ☐

(This Proxy provides unitholders with the opportunity to vote on each of the three proposals to effect the recapitalization separately. However, none of the proposals will be implemented unless all three proposals are approved by unitholders.)

Date , 2006

(Signature)

(Signature)

NOTE: Your signature should conform with your name as printed above. Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.